Exhibit 2(c)

            THIS NOTE HAS NOT BEEN REGISTERED UNDER
                 THE SECURITIES ACT OF 1933 AND
         MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT

        ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

             10% GUARANTEED SECURED PROMISSORY NOTE


No. 10R-

$                                                    July 6, 2000


     SECTION 1. General. ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC. a Delaware corporation (the "Maker"), with offices at 488 Main Avenue, Norwalk, Connecticut 06851, for value
received, hereby promises to pay to                          , or
registered assigns (hereinafter referred to as the "Holder"), the
principal amount of $            (              Dollars), payable
on August 1, 2001 (subject to prepayment in whole or in part in the manner provided in Section 4 hereof), in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts; and, to pay interest on the unpaid balance of the principal amount hereof from the date hereof until payment of all remaining principal hereunder, at the rate of 10% per annum, semi-annually on each October 1 and April 1 from and after the date hereof and upon final payment of the principal amount hereof, all such interest to be payable in the manner hereinafter set forth; all payments and prepayments of principal of this Note to be made as specified under
Section 12 hereof and all payments of interest on this Note to be made as specified under Section 3 hereof.

     SECTION 2. Definitions. As used herein, the following terms shall have the following respective meanings:

     The term "Additional Notes" shall mean those certain 8% Guaranteed Secured Promissory Notes, in the aggregate original principal amount of approximately $5,000,000, issued by the Maker on or about, or effective, the Issuance Date, together with all further promissory notes subsequently issued pursuant thereto on account of interest thereunder, and any additional notes executed and delivered by the Maker in exchange or replacement of such notes, respectively.

     The term "Change of Control" shall mean the occurrence of any of the following events:


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          (i) any "person" (as such term is used in Sections 13(d)
     and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under said Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Maker; provided, however, that the Permitted Holders beneficially own (as defined in Rule 13d-3 and 13d-5 under said Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Maker than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Maker (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this clause
     (i)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Maker (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Maker was approved by a vote of 66-2/3% of the directors of the Maker then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Maker then in office; or

          (iii) the merger or consolidation of the Maker with or into another Person or the merger of another Person with or into the Maker, or the sale of al or substantially all the assets of the Maker to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of such merger or consolidation, the securities of the Maker that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Maker are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for,
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     in addition to any other consideration, securities of the
     surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee;

except that there shall be excluded from determination of the occurrence of the foregoing under each of clause (i), (ii) and
(iii) immediately preceding the effects of the conversion of the Maker's Series A-1 Convertible Preferred Stock, $1.00 par value, and of the consummation of the Equity Investment (as defined herein or as defined in the certificate of designation of such preferred stock).

     The term "Collateral Event of Default" shall have the meaning set forth in the Security Agreement.

     The term "Common Stock" shall mean shares of the common stock, $.01 par value, of the Maker as constituted on the Issuance Date and shall include shares of any capital stock of any class of the Maker hereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the liquidation, dissolution or winding up of the Maker.

     The term "Event of Default" shall have the meaning set forth in Section 8 hereof.

     The term "Equity Investment" shall mean a any transaction or transactions, whether or not related, which have resulted in the receipt by the Maker or any of its Subsidiaries after the Issuance Date of at least $20 million, in cash, within any consecutive twelve-month period, from (i) the investment by new or existing investors in Equity Securities of the Maker or any of its Subsidiaries, excluding the effect of issuances of any Equity Securities under any Employee Benefit Plan (as defined under Rule 405 [or any successor rule] promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended), (ii) any NewCheck Payments, or (iii) any combination of the foregoing.

     The term "Equity Securities" shall have the meaning set forth under Rule 405 (or any successor rule) promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     The term "Guaranty Agreement" shall mean the Guaranty Agreement dated on or about the Issuance Date entered into by the Subsidiary Guarantor with respect to the Notes and the Additional Notes, as the same may be modified, amended, supplemented and/or restated from time to time, in accordance with the terms thereof.

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     The term "Holder" shall mean                 or its registered
assigns.

     The term "Holders" shall mean the registered holders of the Notes.

     The term "Interest Payment Date" shall refer to each date on which interest is due on this Note pursuant to the provisions of
Section 1 hereof.

     The term "Issuance Date" shall mean July 6, 2000.

     The term "Material Adverse Effect" shall mean a material adverse effect on: (i) the business, operations, revenues, financial condition or property of the Maker or the Subsidiary Guarantor and its Subsidiaries taken as a whole; (ii) the ability of the Maker to perform its obligations under the Notes, the Additional Notes, the Guaranty Agreement and/or the Security Agreement; or (iii) the validity or enforceability of any of the Notes, the Additional Notes, the Guaranty Agreement and/or the Security Agreement or the rights and remedies of the Holders, or the Secured Parties or the Collateral Agent (as defined in the Security Agreement), thereunder.

     The term "Maker" shall mean Electronic Retailing Systems
International, Inc., a Delaware corporation, the maker of this Note, and shall also mean any successor corporation, which shall become such in the manner prescribed in Section 7 hereof.

     The term "NewCheck" shall mean NewCheck Corporation, a Delaware corporation d/b/a Productivity Solutions, Inc., or any successor thereto.

     The term "NewCheck Payments" shall mean any payments, in cash, to the Maker or any of its Subsidiaries of or in respect to any (i) dividend or distribution or return of capital of any sort in respect of any Equity Securities of NewCheck (including any payment in respect of any Equity Securities of NewCheck in connection with any merger or consolidation involving NewCheck), or any similar payment to the direct or indirect holders of any Equity Securities of NewCheck, (ii) interest, principal, fees or other amounts of any sort under or in respect of any debt securities or other indebtedness of NewCheck, in each case convertible into Equity Securities of NewCheck ("NewCheck Debt"), or any similar payment to the direct or indirect holders of any NewCheck Debt, (iii) purchase, redemption or other acquisition or retirement for value of any Equity Securities of NewCheck or NewCheck Debt, and (iv) sale, lease, transfer or other disposition of any Equity Securities of NewCheck or NewCheck Debt.

     The term "Note" shall mean this Note and any Note executed and delivered by the Maker in exchange or replacement for this Note.

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     The term "Notes" shall mean this Note and any and all
additional 10% Promissory Notes, in the original aggregate principal amount of approximately $5,000,000, issued by the Maker on or about, or effective, the Issuance Date, each in substantially the form of this Note, together with all Supplemental Notes issued hereunder or thereunder, and any additional notes executed and delivered by the Maker in exchange or replacement for such notes, respectively.

     The term "Permitted Holders" shall mean (i) Norton Garfinkle, Bruce F. Failing, Jr., their respective spouses, issue or any spouse of their issue, (ii) any Person controlled directly or indirectly by any one or more of the Persons referred to in clause
(i), (iii) any trust, all of the beneficiaries of which are any one or more of the Persons referred to in clause (i), or (iv) any bona fide legal representative of any of the individuals in clause (i) duly appointed as a result of the death or legal incapacity of such individual.

     The term "Person" shall mean an individual, a corporation, a partnership, limited liability company, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

     The term "Proportionate Share" shall mean, with respect to any Holders, the percentages of the outstanding aggregate principal balance of all Notes represented by such Holders' Notes, respectively. For purposes hereof, the Maker shall in no event be construed as the holder of any of the Notes.

     The term "Required Holders" shall mean those Holders with a Proportionate Share in excess of 50%.

     The term "Responsible Officer" shall mean the chief executive officer, the chief operating officer or the chief financial officer of the Maker.

     The term "Security Agreement" shall mean the Security Agreement dated on or about the Issuance Date entered into by the Maker and the Subsidiary Guarantor and securing the Notes, the Additional Notes and the Guaranty Agreement, as the same may be modified, amended, supplemented and/or restated from time to time in accordance with the terms thereof.

     The term "Subsidiary" means, in respect of any Person, any corporation, association, partnership, limited liability company, or other business entity of which more than 50% of the total voting power of its Voting Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of
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such Person, excluding, in each case, dormant entities; and
provided, however, that in no event shall NewCheck (or any entity owned or controlled by NewCheck) be deemed a Subsidiary of the Maker or of any Subsidiary of the Maker.

     The term "Subsidiary Guarantor" shall mean Electronic
Retailing Systems International, Inc., a Connecticut corporation, and shall also mean any successor corporation and, collectively, any additional guarantors, which shall become such in the manner provided in the Guaranty Agreement.

     The term "Supplemental Notes" shall mean those Notes issued pursuant to Section 3 hereof or pursuant to comparable provisions in the other Notes (including, without limitation, the Supplemental Notes), and any additional notes executed and delivered by the Maker in exchange or replacement for such Notes, respectively.

     The term "Voting Stock" of a Person shall mean all classes of Equity Securities or other interests (including partnership interests) of such Person then outstanding and normally entitled
(without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     SECTION 3. Supplemental Notes. On each Interest Payment Date (the "applicable Interest Payment Date"), the Maker shall issue and deliver to the Holder, in satisfaction of its obligation to pay interest on this Note from the immediately preceding Interest Payment Date (or from the Issuance Date, in the case of the first such applicable Interest Payment Date) through and including such applicable Interest Payment Date, a Supplemental Note, substantially in the form of this Note, dated such applicable Interest Payment Date and evidencing a principal amount equal to the interest accrued on this Note and due on such applicable Interest Payment Date.

     SECTION 4. Prepayment.

     4.1 The Maker shall prepay the entire principal amount of this Note, upon the terms hereinafter set forth and without premium or penalty (but together with all interest accrued to the date of prepayment), upon the consummation of the Equity Investment.

     4.2 The Maker shall have the right at any time to prepay the whole, or any part, of the unpaid principal amount of this Note, upon the terms hereinafter set forth and without premium or penalty, and provided that interest on the principal amount hereof to be so prepaid accrued to the date of such prepayment shall be paid in cash concurrently therewith. Notwithstanding the foregoing, this Note shall not be prepaid in part unless each of the Notes shall contemporaneously be prepaid pro rata based on the respective Proportionate Shares of the Holders thereof, and unless the aggregate prepayment in respect of all Notes is an integral multiple of $100,000.
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     4.3  Notices of prepayment shall be given by the Maker by mail and shall be mailed to the Holder not less than 30 days from the date fixed for prepayment. In case the Note is to be prepaid in part only, such notice shall specify the principal amount hereof to be prepaid. Upon giving of notice of prepayment as aforesaid, this Note or portion hereof so specified for prepayment shall on the prepayment date specified in such notice become due and payable, and from and after the prepayment date so specified (unless the Maker shall default in making such prepayment) interest on the principal of this Note or portion hereof so specified for prepayment shall cease to accrue, and the principal of this Note or portion hereof so specified for prepayment, together with all interest required to be paid together therewith, shall be paid by the Maker.

     SECTION 5.  Change of Control.

     5.1 Upon the occurrence of a Change of Control, the Holder shall have the right to require that the Maker purchase this Note, at a purchase price, in cash, equal to 101% of the principal amount hereof, together with all interest accrued to the date of purchase, in accordance with the terms contemplated in Section 5.2 hereof.

     5.2 Within 30 days following any Change of Control, the Maker shall mail a notice to the Holder stating:

     (a) that a Change of Control has occurred and that the Holder has the right to require the Maker to purchase this Note, at a purchase price in cash equal to 101% of the principal amount hereof, together with all interest accrued to the date of purchase;

     (b) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change in Control);

     (c) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);
and

     (d) the instructions determined by the Maker, consistent with this Section 5, that the Holder must follow in order to have this Note purchased.

     5.3 The Holder, if electing to have this Note purchased, will be required to surrender this Note to the Maker at the address specified in the notice at least five days prior to the purchase date. The Holder will be entitled to withdraw its election if the Maker receives, not later than three days prior to the purchase date, a notice withdrawing the Holder's election to have this Note purchased.

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     5.4  On the purchase date, this Note shall be cancelled and the Maker shall pay the purchase price plus all accrued interest to the Holder.

     5.5 The Maker shall comply, to the extent applicable, with the requirements of any securities laws or regulations applicable in connection with the purchase of the Note pursuant to this
Section 5. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 5, the Maker shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5 by virtue thereof.

     SECTION 6. General Covenants. The Maker covenants and agrees with the Holder as follows:

     6.1 The Maker shall punctually pay or cause to be paid the principal of and interest on this Note according to the terms hereof.

     6.2 For as long as this Note is outstanding, the Maker shall and shall cause each of its Subsidiaries to:

     (a) pay and discharge promptly, or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon its property), in each case the failure of which to pay or discharge which would reasonably be likely to have a Material Adverse Effect; provided, however, that neither the Maker nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if (x) the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, (y) the Maker or such Subsidiary shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) reasonably deemed by it adequate with respect thereto, and (z) the Maker or any such Subsidiary shall discharge such tax, assessment, charge, levy or claim forthwith upon the commencement of proceedings to foreclose or levy upon any lien which may have attached as security therefor;

     (b) except as otherwise specifically permitted in this Note and as contemplated by Section 7 hereof, do or cause to be done all things necessary or appropriate to preserve and keep in full force and effect its corporate existence, rights and franchises (except that, subject to Section 7 hereof, any such Subsidiary may merge or consolidate with the Maker or with another Person that continues as a Subsidiary of the Maker or any Subsidiary thereof), and use its best efforts to qualify as a foreign corporation entitled to do business in every jurisdiction in which the failure so to qualify would reasonably be likely to have a Material Adverse Effect;
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     (c)  keep its insurable real and personal properties
adequately insured with sound and reputable insurers to the extent and against such risks (including fire and other risks commonly insured against by extended coverage) in all material respects as is customary with companies in the same or similar businesses; maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it in all material respects as is customary with companies in the same or similar businesses; and maintain such other insurance in all material respects as may be required by law;

     (d) comply with all applicable federal, state, county, municipal and foreign laws, ordinances, rules, and regulations now in force or hereafter enacted the violation of which would reasonably be likely to have a Material Adverse Effect; and, without limiting the generality of the foregoing, take all action with respect to each pension, profit-sharing, bonus incentive, welfare or other employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, in which its employees participate required by the Department of Labor and the Internal Revenue Service under said act and by all other applicable law, the failure to comply with which would reasonably be likely to have a Material Adverse Effect; and

     (e) maintain its books, accounts and records in accordance with generally accepted accounting principles and permit any person or entity designated by reasonable, advance notice from the Holder to visit and inspect at reasonable hours any of its properties, books and financial records, and to make copies thereof and take extracts therefrom.

     6.3 For as long as this Note is outstanding, the Maker shall furnish to the Holder: (a) a copy of any annual report to shareholders and any definitive proxy statement of the Maker, and each other report and other information and documents filed by the Maker with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities and Exchange Act of 1934, as amended, in each case within 15 days of such filing with the Securities and Exchange Commission; and (b) upon the request of the Holder, in each case made in order to comply with the provisions of Rule 144A(d)(iv) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, the information specified under said provisions.

     6.4  For as long as this Note is outstanding:

     (a) The Maker shall not: (i) declare or pay any dividends on any shares of its Common Stock, except for dividends payable solely in shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in its Equity
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Securities (other than Equity Securities subject to mandatory redemption prior to the maturity of this Note, or exchangeable for any Equity Securities subject to mandatory redemption prior to the maturity of this Note or for evidence of its indebtedness); or (ii) purchase, redeem or otherwise acquire or retire for value shares of Common Stock or any warrants, options, participations or other equivalents of or interests with respect thereto; and

     (b) The Maker shall not, nor shall it permit any Subsidiary, to: (i) incur any indebtedness for borrowed money, other than any Notes or any Additional Notes and other than any indebtedness expressly subordinated in right of payment to the prior payment in full of the principal of and interest on this Note to the reasonable satisfaction of the Required Holders, confirmation of which the Required Holders shall not unreasonably withhold or delay upon request of the Maker; or (ii) consent to the creation or incurrence of any mortgage, lien, pledge, charge, security interest or other encumbrance on its assets or properties, other than (x) those arising under or permitted by the Security Agreement, or (y) if expressly junior in priority to the lien of the Security Agreement to the reasonable satisfaction of the Required Holders, confirmation of which the Required Holders shall not unreasonably withhold or delay upon request of the Maker (and it being understood that consensual mortgages, liens, pledges, charges, security interests and encumbrances shall not extend, without limitation, to any of the foregoing imposed by operation of law or required to be created under applicable provisions of law).

     (c) In the event that, after the Issuance Date, the Maker creates or acquires any Subsidiary organized under the laws of the United States or a state of the United States or the District of Columbia, as promptly as practicable thereafter the Maker shall cause such Subsidiary to execute and deliver a joinder to the Guaranty Agreement (so as to become a guarantor thereunder) and to the Security Agreement (so as to become a Grantor thereunder) consistent with the intent and provisions thereof, respectively.

     SECTION 7. Consolidation, Merger or Disposition of Assets. Without limiting any provision of Section 5 hereof, the Maker shall not consolidate with, merge into, or sell or otherwise dispose of all or substantially all its properties as an entirety to, any Person unless:

     (a) the successor formed by or resulting from such consolidation or merger or to which such sale or other disposition shall have been made shall be a corporation organized under the laws of the United States of America or any State, district or territory thereof;

     (b) such successor corporation shall expressly assume the due and punctual payment of the principal of and interest on this Note according to its tenor, and the due and punctual performance and observance of all the covenants, agreements and conditions of this
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Note to be performed or observed by the Maker to the same extent as if such successor corporation had been the original maker of this Note (and such assumption shall, upon the request of the Holder of this Note, be evidenced by the endorsing of an appropriate legend upon this Note, and any Note executed pursuant to Section 9 hereof after such assumption shall, unless executed in the name of such corporation, have a similar legend endorsed thereon); and

     (c) immediately after such consolidation, merger, sale or other disposition, such successor corporation shall not be in default in the performance of any of the covenants, agreements or conditions contained in this Note and no condition, act or event (with the giving of notice, passage of time, or otherwise) would result in such default.

     SECTION 8. Events of Default and Remedies.

     8.1 The entire unpaid principal amount of this Note, together with all accrued interest hereon, at the option of the Required Holders exercised by written notice to the Maker (provided that no such notice shall be required upon the occurrence of an Event of Default under paragraphs (g), (h) or (i) of this Section 8.1), shall forthwith become and be due and payable if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice (provided that no such notice shall be required upon the occurrence of an Event of Default described under paragraphs (g), (h) or (i) of this Section 8.1), that is to say:

     (a) if default shall be made in the due and punctual payment of the principal of this Note when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, and such default shall have continued for a period of ten days;

     (b) if default shall be made in the due and punctual payment of any interest on this Note when and as such interest shall become due and payable, and such default shall have continued for a period of ten days;

     (c) if default shall be made in the performance or observance of any covenant, agreement or condition contained in Section 7 hereof or under Section 2 of the Guaranty Agreement, or a Collateral Event of Default (in each case, not otherwise described herein) shall have occurred;

     (d) if default shall be made in the performance or observance of any of the other covenants, agreements or conditions of the Maker contained in this Note, and such default shall have continued without cure beyond a period of 30 days after the earlier of: (i)
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written notice thereof by the Required Holders to the Maker or (ii)
actual knowledge obtained by a Responsible Officer of such default, unless in each case under clauses (i) or (ii) of this paragraph (d) such default is not reasonably susceptible to cure during such period, in which event an Event of Default shall be deemed to have occurred only if the Maker shall have not commenced such cure during such 30-day period or shall thereafter fail diligently to pursue such cure;

     (e) if this Note, the Guaranty Agreement or the Security Agreement shall cease to be enforceable in accordance with their respective terms against the Maker or the Subsidiary Guarantor, respectively, or the Maker or the Subsidiary Guarantor shall state in writing;

     (f) without limiting any other provision of this Section 8.1, if the Maker shall default beyond any period of grace provided with respect thereto in the payment of principal of, premium, if any, or interest on any of the Notes or the Additional Notes; or if the Maker shall default in the performance or observance of any other agreement, term or condition contained in any of the Notes or the Additional Notes, if the effect of any such default is to cause the holder or holders of such obligations to cause such obligation to become due prior to the date of its stated maturity, unless such holder or holders shall have waived such default after its occurrence or unless such holder or holders shall have failed to give any notice required to create an event of default thereunder;

     (g)  if the Maker or the Subsidiary Guarantor shall:

          (i) admit in writing its inability to pay its debts generally as they become due;

          (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

          (iii) make an assignment for the benefit of creditors;

          (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property;

          (v) on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

          (vi) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof or any foreign jurisdiction;

     (h) if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Maker or the Subsidiary Guarantor, a receiver of, respectively, the
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Maker or the Subsidiary Guarantor or of the whole or any
substantial part of its property, or approving a petition filed against either the Maker or the Subsidiary Guarantor seeking reorganization or arrangement of it under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof, or any foreign jurisdiction, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof; or

     (i) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of, respectively, the Maker or the Subsidiary Guarantor or of the whole or any substantial part of their respective property and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control.

     8.2. In the case any one or more of the Events of Default specified in Section 8.1 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights, either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note, the Guaranty Agreement and/or the Security Agreement, or to enforce any other legal or equitable right thereof, or, upon accelerating the required payment of the unpaid principal amount of this Note and accrued interest hereon as provided herein, may proceed to enforce the payment of all sums due upon this Note. In the event an Event of Default shall have occurred and be continuing and the Holder of this Note shall employ attorneys, or incur other costs and expenses for the collection of payments due or to become due, or for the enforcement or performance or observance of any obligation or agreement of the Maker under this Note, the Guaranty Agreement or the Security Agreement, the Maker agrees that it will pay to the Holder, on demand, the reasonable fees of such attorney together with all other costs and expenses incurred by the Holder.

     8.3 No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     8.4 No course of dealing between the Maker and the Holder or any delay on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of the Holder hereof.

     SECTION 9. Register; Transfer, Exchange or Replacement of
Note.

     9.1 This Note, and all other Notes, shall be issued in registered form and shall be transferred only upon surrender for
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registration of transfer. The Maker shall keep at its principal executive office a register for the registration, and registration of transfers, of all Notes, which shall be available for inspection (and may be copied), upon reasonable prior notice and during normal business hours, by the Holders, or any of them, or any agent acting on their behalf. The name and address of each of the Holders, each transfer thereof and the name and address of each transferee shall be recorded in such register. Upon surrender of this Note at the principal executive office of the Maker for registration of transfer (duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of this Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee), the Maker shall execute and deliver, at its expense, a new Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, registered in the name of the transferee; provided, however, that the Maker may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange of this Note. Prior to the due presentation for registration of transfer of the Note, the Maker may deem and treat the Person in whose name the
Note is registered as the absolute owner of the Note for the purpose of receiving payment of principal of and interest on the Note and for all other purposes whatsoever, whether or not the Note is overdue, and the Maker shall not be affected by notice to the contrary.

     9.2 Notwithstanding any other provision contained in this Note, neither this Note nor any interest herein may be transferred in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or of any applicable state law or regulation and, as a condition to the transfer of the Note or any interest herein, the Maker may require such representations and agreements and such information from the Holder and/or the transferee as the Maker deems appropriate to assure compliance with the foregoing or any other applicable legal requirements. Any legal opinions in connection therewith shall be procured from counsel to the Maker at the Maker's expense.

     9.3 Subject to the provisions of Section 9.1, the Holder of this Note, at its option, may in person or by duly authorized attorney surrender this Note for exchange, at the principal executive offices of the Maker, and receive in exchange therefor a new Note in the same aggregate principal amount as the aggregate unpaid principal amount of the Note so surrendered, bearing interest at the same annual rate as the Note so surrendered and otherwise in substantially the form of the Note so surrendered, each such new Note to be dated as of the date to which interest has been paid on the Note so surrendered and to be in such principal amount and payable to the Holder of this Note.

     9.4 Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in
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case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Maker, upon reimbursement to it of all reasonable expenses incidental thereto, will make and deliver a new Note, of like tenor, in lieu of this Note. Any Note made and delivered in accordance with the provisions of this Section 9.4 shall be dated as of the date to which interest has been paid on this Note.

     Section 10. Amendments; Waivers.

     10.1 This Note (and all Notes) shall be subject to amendment without notice to any of the Holders but with the written consent of the Maker and the Required Holders; provided, however, that without the consent of the Holder, an amendment may not:

     (a) modify the definition of Required Holders;

     (b) reduce the rate of or extend the time for payment of interest of this Note;

     (c) reduce the principal or extend the maturity date of this Note; or

     (d) make any change in this Section 10.

It shall not be necessary for the consent of the Holder under this
Section 10.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this Section 10.1 becomes effective, the Maker shall mail to the Holder notice thereof. The failure to give such notice, or any defect therein, shall not impair or affect the validity of an amendment under this
Section 10.1.

     10.2 The Required Holders may further waive any default or Event of Default under the Notes, and each of them, and the consequences of any such default or Event of Default, except: (i) a default or Event of Default consisting of the payment of the principal of or interest on this Note, without the consent of the Holder, or (ii) a default or Event of Default arising from a provision that under Section 10.1 cannot be amended without the consent of the Holder. When a default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any consequent right.

     SECTION 11. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid as follows:


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          (1)  if to the Maker:

               488 Main Avenue
               Norwalk, Connecticut 06851-1007

               Attention: Chief Executive Officer

          (2) if to the Holder, at its registered address set forth in the register of the Maker required under Section 9.1


Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

     SECTION 12. Payment. Payments in respect of this Note will be made by wire transfer of immediately available funds to the account specified by the Holder or, if no U.S. dollar account maintained by the payee with a bank in the United States is designated by the Holder to the Maker at least 30 days prior to the relevant due date for payment, by mailing a check to the registered address of the Holder.

     SECTION 13. Captions. Captions and section titles contained herein are inserted as a matter of convenience and for reference only and are not intended to define, limit, extend or describe the scope of this Note or the intent of any provision hereof.

     SECTION 14. Severability. In the event that one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     SECTION 15. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

     SECTION 16. Additional Agreements. This Note is guaranteed pursuant to the Guaranty Agreement and secured by the provisions of the Security Agreement, and is entitled to the benefits thereof. Copies of the Guaranty Agreement and the Security Agreement may be obtained by the Holder of this Note at the principal executive offices of the Maker.

     SECTION 17. SUBMISSION TO JURISDICTION. THE MAKER HEREBY IRREVOCABLY SUBMITS AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATED TO THIS
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NOTE MAY BE LITIGATED IN SUCH COURTS, AND UNCONDITIONALLY WAIVES
ANY OBJECTION WHICH IT MAY HAVE BASED UPON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY DELIVERY TO THE MAKER AS SET FORTH IN SECTION 11 HEREOF, NOTHING CONTAINED IN THIS SECTION 17 SHALL AFFECT THE RIGHT OF THE HOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY JURISDICTION AGAINST THE MAKERS OR TO ENFORCE A JUDGMENT OBTAINED IN THE COURTS OF ANY OTHER JURISDICTION.

     SECTION 18. JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY
LAW, THE MAKER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY
JURY IN ANY ACTION BROUGHT ON THIS NOTE.

          IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first-above written.

ATTEST:                       ELECTRONIC RETAILING SYSTEMS
                               INTERNATIONAL, INC.


s/Jerry McAuliffe             By s/Bruce F. Failing, Jr.
--------------------------      --------------------------------
Assistant Secretary             Vice Chairman and CEO